MATEC Corporation and Subsidiaries                             Exhibit 11
Calculation of Earnings Per Share
(amounts in thousands, except per share data)

                                                       Three Months Ended
                                                       4/2/95      4/3/94
                                                       ------      ------
Net earnings (loss)................................    $    5      $ (167)
                                                       ======      ======

Calculation of primary earnings (loss) per share:
 Weighted average common shares outstanding .......     2,765       2,765
 Increase from assumed exercise of stock options
  and investment of proceeds in treasury stock,
  based upon average market prices (A) ............        31           -
                                                       ------     -------
 Average common stock and common equivalent
  shares outstanding ..............................     2,796       2,765
                                                       ======     =======
 Net earnings (loss) per common and common
  equivalent share (B) ............................    $  .00     $  (.06)
                                                       ======     =======

Calculation of fully diluted earnings (loss)
 per share:
 Weighted average common shares outstanding  ......     2,765       2,765
 Increase from assumed exercise of stock options
  and investment of proceeds in treasury stock,
  based upon the higher of average or quarter-end
  market prices ...................................        31          20
                                                       ------     -------
 Average common stock and common equivalent
  shares used to calculate fully diluted earnings
  per share .......................................     2,796       2,785
                                                       ======     =======
 Net earnings (loss) per common and common
  equivalent share assuming full dilution (C) .....    $  .00     $  (.06)
                                                       ======     =======

(A) In loss periods, dilutive common equivalent shares are excluded as the effect would be anti-dilutive.

(B) Dilution from stock options is less than 3%, therefore primary earnings per share is based on the weighted average number of shares outstanding.

(C) Dilution is less than 3%, therefore the primary basis was used for per share calculations.








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